F:\SonaMobile\AgreementAndConsent

AGREEMENT AND CONSENT

OF

PERFECTDATA CORPORATION

SERIES A CONVERTIBLE PREFERRED STOCKHOLDERS

THIS AGREEMENT AND CONSENT (this "Agreement"), dated as of June 16th, 2005 among PerfectData Corporation, a Delaware corporation ("PerfectData") and the holders of PerfectData's Series A Convertible Preferred Stock (such persons being collectively referred to as the "Series A Preferred Stockholders").

RECITALS

A. On or about April 19, 2005, PerfectData filed a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of PerfectData Corporation (the "Series A Certificate of Designations") with the Secretary of State of the State of Delaware creating a series of preferred stock, par value $.01 per share, designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock").

B. PerfectData has outstanding 568,140 shares of Series A Convertible Preferred Stock.

C. PerfectData has recently obtained an offer that would result in PerfectData issuing up to 10,000 shares of a new class of preferred stock, temporarily labeled Series B Convertible Preferred Stock (the "Series B Preferred Stock"), convertible into an aggregate of 10,000,000 shares of PerfectData's common stock, par value $.01 per share (the "Common Stock") and warrants to purchase up to 2,500,000 shares of the Common Stock, par value $.01 per share (the "Common Stock") for an aggregate purchase price of at least $1,000 per share of Series B Preferred Stock (the "Series B Financing").

D. Each share of the Series B Preferred Stock would be convertible into 1,000 shares of Common Stock. The proposed Series B Preferred Stock will rank pari passu with the Series A Preferred Stock in right of preference upon the declaration of dividends on PerfectData's capital stock and upon liquidation, dissolution or winding up of PerfectData, or otherwise.

E. The designation of the Series B Preferred Stock requires, as a condition precedent, the consent of holders of a majority of the outstanding shares of the Series A Preferred Stock.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Notwithstanding anything to the contrary contained in the Series A Certificate of Designations, the undersigned holder of shares of the Series A Preferred Stock hereby consents and agrees to the creation, designation and issuance of the Series B Preferred Stock, with such rights, preferences, privileges and restrictions on parity with the Series A Preferred Stock upon the declaration of dividends or other distributions on PerfectData's capital stock and upon the liquidation, dissolution or winding up of PerfectData, or otherwise.

2. In connection with the foregoing, the undersigned holder of shares of the Series A Preferred Stockholders hereby approves, agrees and consents to the form of Certificate of Designations, Preferences and Rights of Series B Preferred Stock of PerfectData Corporation attached hereto as Exhibit A (the "Series B Certificate of Designations"). Further, the undersigned holder of shares of the Series A Preferred Stock hereby authorizes PerfectData to file the Series B Certificate of Designations in substantially the form and substance as attached hereto as Exhibit B with the Secretary of State of the State of Delaware.

3. The undersigned holder of shares of the Series A Preferred Stock hereby acknowledges and agrees that he, she or it has had an opportunity to review and consider the terms of the proposed Series B Financing transaction. In this regard, the undersigned holder of shares of the Series A Preferred Stock hereby approves, agrees and consents to PerfectData consummating in the proposed Series B Financing transaction, and hereby authorizes PerfectData to execute and deliver the following documents in substantially the forms attached hereto as Exhibits.

(a) Subscription Agreement (Exhibit B).

(b) Form of Warrant (Exhibit C).

4. The undersigned holder of shares of the Series A Preferred Stock hereby authorizes and direct PerfectData, its officer and directors, to take or cause to be taken such action as may be necessary to effectuate the purposes of the foregoing approvals, agreements, consents and resolutions.

5. This Agreement constitutes a written consent under Section 228 of the Delaware General Corporation Law.

6. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single documents.

This Agreement is deemed to have been executed as of the date first written above.

[SIGNATURES ON FOLLOWING PAGE]

PERFECTDATA CORPORATION

By: _________________________

John Bush, CEO

SERIES A CONVERTIBLE PREFERRED STOCKHOLDER:

Name of Holder:

______________________________

Authorized Signature:

______________________________

Name of Signatory:

______________________________

Title of Signatory:

______________________________